Item 77C:  Matters Submitted to a Vote of Security Holders

The sole shareholder of the SPARX Japan Smaller Companies Fund, SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund approved by written consent dated August 30, 2007, the (i) Investment Advisory Agreement between SPARX Asia Funds and SPARX Investment & Research, USA, Inc. ("SPARX USA") dated October 31, 2003, as revised August 13, 2007 with respect to SPARX Japan Smaller Companies Fund, SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund,
(ii) the Sub-Investment Advisory Agreement between SPARX USA and SPARX Asset Management Co., Ltd. dated October 1, 2006, as revised July 31, 2007 with respect to SPARX Japan Smaller Companies Fund, (iii) the Sub-Investment Advisory Agreement between SPARX USA and PMA Capital Management Limited ("PMACM") with respect to SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund (the "Asia Pacific Funds"), and
(iv) the Sub-Investment Advisory Agreement between PMACM and PMA Investment Advisers, Limited with respect to the Asia Pacific Funds.